Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

February 25, 2015

Tyco International Finance S.A.

29 avenue de la Porte Neuve

L-2227 Luxembourg

Tyco International plc

Unit 1202, Building 1000

City Gate, Mahon, Cork, Ireland

Tyco Fire & Security Finance S.C.A.

29 avenue de la Porte Neuve

L-2227 Luxembourg

Re:	Tyco International Finance S.A.

Tyco International plc

Tyco Fire & Security Finance S.C.A.

1.375% Notes due 2015

Ladies and Gentlemen:

We have acted as special counsel to Tyco International Finance S.A., a Luxembourg limited liability company (the “Company”), Tyco International plc, an Irish public limited corporation (“Tyco International”) and Tyco Fire & Security S.C.A., a Luxembourg partnership limited by shares (“Tyco Luxembourg” and, together with Tyco International, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-200314 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated February 20, 2015, filed with the Commission on February 23, 2015 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of €500,000,000 aggregate principal amount of the Company’s 1.375% Notes due 2025 (the “Notes”).

The Notes have been issued pursuant to the Indenture dated as of February 25, 2015 the “Base Indenture”), between the Company, the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated February 25, 2015, relating to the Notes (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Company, the Guarantors, the Trustee and Deutsche Bank Luxembourg S.A., as Security Registrar, Transfer Agent and Authenticating Agent, and are guaranteed pursuant to the terms of the Indenture and the notations endorsed on the Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals,

February 25, 2015

of the Base Indenture, the Supplemental Indenture, the Notes, the Guarantees, and such other documents, corporate records, certificates of officers of the Company, the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

We have relied upon the opinion of Allen & Overy Luxembourg, filed as an exhibit to the Tyco International’s Form 8-K filed with the Commission on February 25, 2015 (the “Form 8-K”), with respect to matters governed by the laws of Luxembourg and the opinion of Arthur Cox, filed as an exhibit to the Form 8-K, with respect to matters governed by the laws of Ireland.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees of the Notes are legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.	The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.	We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) any waiver (whether or not stated as

February 25, 2015

such) under the Indenture, the Guarantees or the certificates evidencing the global Notes (collectively, the “Specified Note Documents”) of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Specified Note Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (v) any purported fraudulent transfer “savings” clause, (vi) any provision in any Specified Note Document waiving the right to object to venue in any court, (vii) any agreement to submit to the jurisdiction of any Federal court, (viii) any waiver of the right to jury trial or (ix) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Form 8-K, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP